F.N.B. Corporation Reports Second Quarter 2026 Earnings
Record Revenue of $462.7 million Drove EPS Growth of 16.7% Year-Over-Year

PITTSBURGH, PA – July 16, 2026 – F.N.B. Corporation (NYSE: FNB) reported earnings for the second quarter of 2026 with net income of $148.7 million, or $0.42 per diluted common share. Comparatively, second quarter 2025 net income totaled $130.7 million, or $0.36 per diluted common share, and first quarter 2026 net income totaled $137.0 million, or $0.38 per diluted common share.

“F.N.B. Corporation’s second quarter results reflect the successful execution of our technology-focused strategic business model, highlighted by a 17% year-over-year increase in EPS to $0.42. Record revenue of $463 million drove a 9% year-over-year increase in pre-provision net revenue (non-GAAP) and another quarter of positive operating leverage. Tangible book value per common share (non-GAAP) increased 10% compared to June 30, 2025, and return on average tangible common equity (non-GAAP) equaled 14%,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “Average loans and leases grew 7% annualized linked-quarter while maintaining our strict credit discipline and originating high-quality assets in a volatile geopolitical and macroeconomic environment. Average non-interest-bearing deposit balances grew nearly 5% annualized from the prior quarter leading to a 26% mix of non-interest-bearing to total deposits for the seventh consecutive quarter. Our investments in digital capabilities, data analytics and artificial intelligence enable us to gain efficiency and deepen household penetration, expanding our position as the primary bank for our consumer, advisory and commercial customers."

Second Quarter 2026 Highlights
(All comparisons refer to the second quarter of 2025, except as noted)
•Average loans and leases totaled $35.5 billion, an increase of $1.0 billion, or 2.9%, as the growth of $1.1 billion in consumer loans more than offset a slight decrease of $66.7 million in commercial loans and leases.
•On a linked-quarter basis, total average loans and leases increased $601.2 million, or 6.9% annualized, driven by growth in consumer loans and commercial loans and leases of $362.6 million and $238.6 million, respectively.
•Average deposits totaled $38.7 billion, an increase of $1.5 billion, or 4.1%, reflecting growth in average money market deposits of $727.3 million, average interest-bearing demand deposits of $541.0 million, average non-interest-bearing demand deposits of $129.8 million, average time deposits of $71.0 million and average savings deposits of $65.4 million.
•On a linked-quarter basis, total average deposits increased $293.3 million, or 3.1% annualized, driven by growth in average time deposits of $119.3 million, average non-interest-bearing demand deposits of $114.0 million and average interest-bearing demand deposits of $75.8 million.
•The loan-to-deposit ratio was 92.5% at June 30, 2026, compared to 90.3% at March 31, 2026, and 91.9% at June 30, 2025.
•Net interest income totaled $365.7 million, an increase of $6.4 million, or 1.8%, linked-quarter, primarily due to growth in earning assets, lower cost of funds and the impact of one more day in the current quarter. Net interest margin (FTE) (non-GAAP) equaled 3.25%, stable to the first quarter 2026 level.
•Strong non-interest income totaled $97.0 million, an increase of $6.0 million, or 6.6%, linked-quarter, benefiting from our diversified business model and related revenue generation.
•Pre-provision net revenue (non-GAAP) totaled $209.4 million, an 8.8% increase from the prior quarter, driven by continued strong non-interest income generation and growth in net interest income.

•Provision for credit losses was $21.4 million, an increase of $2.9 million from the prior quarter, with net charge-offs of $17.0 million, or 0.19% annualized of total average loans, compared to $15.9 million, or 0.18% annualized, in the prior quarter. The ratio of non-performing loans and other real estate owned (OREO) to total loans and leases and OREO decreased 3 basis points from the prior quarter to 0.31%, and total delinquency decreased 3 basis points from the prior quarter to 0.71%. The allowance for credit losses (ACL) to total loans and leases ratio decreased 1 basis point to 1.25%. Overall, asset quality metrics remain at solid levels, reflecting continued proactive management of the loan portfolio.
•The Common Equity Tier 1 (CET1) regulatory capital ratio ended the quarter at 11.4% (estimated), compared to 10.8% at June 30, 2025, and 11.4% at March 31, 2026. The tangible common equity to tangible assets ratio (non-GAAP) equaled 8.9%, compared to 8.5% at June 30, 2025, and 8.9% at March 31, 2026.
•Tangible book value per common share (non-GAAP) of $12.24 increased $1.10, or 9.9%, compared to June 30, 2025, and $0.18, or 1.5%, compared to March 31, 2026.
•During the second quarter of 2026, the Company repurchased $47 million, or 2.7 million shares, of common stock at a weighted average share price of $17.46.

Non-GAAP financial measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, "Use of Non-GAAP Financial Measures and Key Performance Indicators."

Quarterly Results Summary	2Q26	1Q26	2Q25
Reported results (b)
Net income available to common shareholders (millions)	$148.7	$137.0	$130.7
Earnings per diluted common share	0.42	0.38	0.36
Book value per common share	19.34	19.12	18.17
Pre-provision net revenue (non-GAAP) (millions)	209.4	192.4	192.0
Average diluted common shares outstanding (thousands)	357,414	360,235	362,259
Capital measures
Common equity tier 1 (a)	11.4%	11.4%	10.8%
Tangible common equity to tangible assets (non-GAAP)	8.93	8.91	8.47
Tangible book value per common share (non-GAAP)	$12.24	$12.06	$11.14

(a) Estimated for 2Q26.
(b) Operating results equaled reported results as there were no significant items impacting earnings for the periods presented.

Second Quarter 2026 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the second quarter of 2025, except as noted.)

Net interest income totaled $365.7 million, an increase of $18.5 million, or 5.3%, reflecting growth in average earning assets and lower interest-bearing deposit costs, partially offset by lower yields on earning assets. The net interest margin (FTE) (non-GAAP) increased 6 basis points to 3.25%. The yield on earning assets (non-GAAP) decreased 20 basis points to 5.13%, driven by a 27 basis point decline in yields on loans to 5.52%. Total cost of funds decreased 27 basis points to 1.99%, with a 50 basis point decrease in total borrowing costs to 4.21%, and a 30 basis point decrease in interest-bearing deposit costs to 2.36%. The Federal Open Market Committee FOMC has lowered the target federal funds rate by 175 basis points since August 2024.

Average loans and leases totaled $35.5 billion, an increase of $998.9 million, or 2.9%, including growth of $1.1 billion in consumer loans which more than offset a decrease of $66.7 million in commercial loans and leases. Average commercial and industrial loans increased $599.6 million, or 7.9%, and average commercial leases increased $20.8 million, or 2.7%, partially offsetting the decline in average commercial real estate loans of $668.1 million, or 5.2%. Solid commercial and industrial loan growth in the Charlotte and South Carolina markets was offset by expected commercial real estate loan payoffs. Equipment Finance also produced strong loan growth. Average consumer loans included an $858.4 million, or 10.3%, increase in residential mortgage loans largely due to the continued successful execution in key markets and long-standing strategy of serving the purchase market, partially offset by the sale of approximately $200 million of performing residential mortgage loans in February 2026. Average consumer lines of credit increased $181.5 million, or 12.9%, and indirect auto loans increased $43.1 million, or 5.5%, both reflecting solid organic growth in the respective portfolios.

Average deposits totaled $38.7 billion, an increase of $1.5 billion, or 4.1%, with growth in average money market deposits of $727.3 million, average interest-bearing demand deposits of $541.0 million, average non-interest-bearing demand deposits of $129.8 million, average time deposits of $71.0 million and average savings deposits of $65.4 million. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% at both June 30, 2026, and June 30, 2025. The loan-to-deposit ratio was 92.5% at June 30, 2026, compared to 91.9% at June 30, 2025.

Non-interest income totaled $97.0 million, an increase of $5.9 million, or 6.5%. Wealth management revenues increased $1.6 million, or 7.8%, as trust services income and securities commissions and fees increased 8.5% and 7.0%, respectively, through continued strong contributions across the geographic footprint. Capital markets income increased $1.1 million, or 16.2%, reflecting solid revenue from international banking income, customer interest rate derivatives and debt capital markets, and early contributions from investment banking and public finance. Bank-owned life insurance increased $1.5 million, reflecting higher life insurance claims. Other non-interest income increased $1.0 million, or 16.8%, primarily due to higher residual gains on equipment leases.

Non-interest expense totaled $253.2 million, increasing $7.0 million, or 2.9%. Salaries and employee benefits increased $5.8 million, or 4.4%, primarily reflecting normal annual merit increases and strategic hiring associated with our efforts to grow market share and support strategic technology initiatives. Outside services increased $2.9 million, or 11.6%, driven by higher third-party legal and consulting costs. Net occupancy and equipment increased $2.4 million, or 5.1%, primarily due to technology-related investments and higher occupancy costs.

The ratio of non-performing loans and OREO to total loans and OREO decreased 3 basis points to 0.31%. Total delinquency increased 9 basis points to 0.71%. Overall, asset quality metrics remain at solid levels.

The provision for credit losses was $21.4 million, compared to $25.6 million. The second quarter of 2026 reflected net charge-offs of $17.0 million, or 0.19% annualized of total average loans, compared to $21.8 million, or 0.25% annualized, reflecting continued proactive management of the loan portfolio. The ACL was $447.3 million, an increase of $15.3 million, with the ratio of the ACL to total loans and leases remaining stable at 1.25%.

The effective tax rate was 20.9%, compared to 21.5% in the second quarter of 2025.

The CET1 regulatory capital ratio was 11.4% (estimated) at June 30, 2026, and 10.8% at June 30, 2025. Tangible book value per common share (non-GAAP) was $12.24 at June 30, 2026, an increase of $1.10, or 9.9%, from $11.14 at June 30, 2025. AOCI reduced the current quarter's tangible book value per common share (non-GAAP) by $0.29, compared to a reduction of $0.26 at the end of the year-ago quarter.

Second Quarter 2026 Results – Comparison to Prior Quarter
(All comparisons refer to the first quarter of 2026, except as noted.)

Net interest income totaled $365.7 million, an increase of $6.4 million, or 1.8%, primarily due to growth in earning assets, lower cost of funds and the impact of one more day in the current quarter. The total yield on earning assets (non-GAAP) decreased 1 basis point to 5.13%, and the total cost of funds decreased 2 basis points to 1.99%, as the cost of interest-bearing deposits decreased 4 basis points to 2.36%. The resulting net interest margin (FTE) (non-GAAP) was 3.25%, stable to the prior quarter.

Average loans and leases totaled $35.5 billion, an increase of $601.2 million, or 6.9% annualized, as average consumer loans increased $362.6 million and average commercial loans and leases increased $238.6 million. For consumer lending, average residential mortgages increased $288.9 million driven by seasonal growth in mortgage originations. Average consumer lines of credit increased $55.3 million and indirect auto loans increased $35.9 million, both reflecting solid organic growth in the respective portfolios. Average commercial loans and leases growth reflected an increase of $336.5 million in average commercial and industrial loans and $9.8 million in average commercial leases, partially offset by a decline of $103.2 million in average commercial real estate loans due to continued expected payoff activity. Commercial and industrial loan growth was primarily driven by lower risk-rated, high-quality lending in the Mid-Atlantic, Pittsburgh and Charlotte markets.

Average deposits totaled $38.7 billion, an increase of $293.3 million, due to organic growth in new and existing customer relationships. The growth was primarily driven by average time deposits of $119.3 million, average non-interest-bearing demand deposits of $114.0 million, and average interest-bearing demand deposits of $75.8 million. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% for both June 30, 2026, and March 31, 2026. The loan-to-deposit ratio totaled 92.5% at June 30, 2026, compared to 90.3% at March 31, 2026, as loan growth exceeded deposit growth at quarter end.

Non-interest income totaled $97.0 million, an increase of $6.0 million, or 6.6%, from the prior quarter. Capital markets income increased $1.2 million, or 17.8%, with solid revenue from customer interest rate derivatives, international banking and debt capital markets, and early contributions from investment banking and public finance. Bank-owned life insurance increased $1.2 million, reflecting higher life insurance claims. Service charges increased $1.0 million, or 4.3%, and interchange and card transaction fees increased $0.8 million, or 6.5%, both driven by strong treasury management activity, as well as seasonally-higher consumer transactions. Mortgage banking operations income decreased $1.0 million, or 16.2%, driven by net fair value adjustments from pipeline hedging activity given the volatility of interest rates during the quarter. Other non-interest income increased $2.8 million, or 66.9%, primarily due to higher residual gains on equipment leases.

Non-interest expense totaled $253.2 million, a decrease of $4.6 million, or 1.8%, compared to the prior quarter. Salaries and employee benefits expense was flat as the declines from the seasonally-elevated long-term compensation and employer-paid payroll taxes expense in the first quarter were offset by increases in production-related compensation and merit-related increases in salaries in the current quarter. Net occupancy and equipment decreased $1.0 million, or 2.0%, primarily due to unusually high snow removal costs in the prior quarter. Outside services increased $1.8 million, or 6.7%, primarily due to higher third-party legal costs. The decline in linked-quarter other non-interest expense of $6.3 million, or 21.6%, reflected lower costs related to fraud losses, litigation, and the Community Uplift program. The efficiency ratio (non-GAAP) totaled 53.7%, compared to 56.1% in the prior quarter.

The ratio of non-performing loans and OREO to total loans and OREO decreased 3 basis points to 0.31%, and delinquency decreased 3 basis points to 0.71%. Overall, asset quality metrics remain at solid levels.

The provision for credit losses was $21.4 million, compared to $18.5 million. The second quarter of 2026 reflected net charge-offs of $17.0 million, or 0.19% annualized of total average loans, compared to $15.9 million, or 0.18% annualized, reflecting continued proactive management of the loan portfolio. The ACL was $447.3 million, an increase of $4.3 million, with the ratio of the ACL to total loans and leases decreasing 1 basis point to 1.25%.

The effective tax rate was 20.9%, compared to 21.2%.

The CET1 regulatory capital ratio was 11.4% (estimated), stable to 11.4% at March 31, 2026. Tangible book value per common share (non-GAAP) was $12.24 at June 30, 2026, an increase of $0.18 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.29 as of June 30, 2026, compared to $0.24 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for 2026 and 2025 were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are those that do not relate to historical facts and that are based on current assumptions, beliefs, estimates, expectations and projections, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements may relate to various matters, including our financial condition, results of operations, plans, objectives, future performance, business or industry, and usually can be identified by the use of forward-looking words, such as “anticipates,” “assumes,” “believes,” “can,” “continues,” “could,” “enable,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “likely,” “may,” “might,” “objective,” “plans,” “positioned,” “potential,” “projects,” “remains,” “should,” “target,” “trend,” “will,” “would,” or similar words or expressions or variations thereof, and the negative thereof, but these terms are not the exclusive means of identifying such statements. You should not place undue reliance on forward-looking statements, as they are subject to risks and uncertainties, including, but not limited to, those described below. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make.

There are various important factors that could cause future results to differ materially from historical performance and any forward-looking statements. Factors that might cause such differences, include, but are not limited to:
•the credit risk associated with the substantial amount of commercial loans and leases in our loan portfolio;
•the volatility of the mortgage banking business;
•changes in market interest rates, U.S. federal government shutdowns and the unpredictability of monetary, tax and other policies of government agencies, including tariffs or the imposition and enforceability of tariffs, trade wars, barriers or restrictions, threats of such actions or related uncertainties;
•the impact of changes in interest rates on the value of our investment securities portfolios;
•changes in our ability to obtain liquidity as and when needed to fund our obligations as they come due, including as a result of adverse changes to our credit ratings;
•the risk associated with uninsured deposit account balances;
•regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our shareholders;
•our ability to recruit and retain qualified banking professionals;
•the financial soundness of other financial institutions and the impact of volatility in the banking sector on us;
•changes and instability in economic conditions and financial markets, in the regions in which we operate or otherwise, including a contraction of economic activity, economic downturn or uncertainty and international conflict, including in the Middle East, disruption of supply chain and energy supply markets and capital markets, changes to inflation expectations and other related uncertainties;
•our ability to continue to invest in technological improvements as they become appropriate or necessary;
•any interruption in or breach in security of our information systems, or other cybersecurity risks;
•risks associated with reliance on third-party vendors and artificial intelligence;
•risks associated with the use of models, estimations and assumptions in our business;
•the effects of adverse weather events and public health emergencies;
•the risks associated with acquiring other banks and financial services businesses, including integration into our existing operations;
•the extensive federal and state regulations, supervision and examination governing almost every aspect of our operations, and potential expenses associated with complying with such regulations;
•our ability to comply with the consent orders entered into by First National Bank of Pennsylvania with the Department of Justice and the North Carolina State Department of Justice, and related costs and potential reputational harm;
•changes in federal, state or local tax rules and regulations or interpretations, or accounting policies, standards and interpretations;
•the effects of climate change and related legislative and regulatory initiatives; and
•any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above.
FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2025 Annual Report on Form 10-K (including the MD&A section), our subsequent 2026 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other filings with the Securities and Exchange Commission (SEC), which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.
You should treat forward-looking statements as speaking only as of the date they are made and based only on information then actually known to FNB. FNB does not undertake, and specifically disclaims any obligation to update, or revise any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.
Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the second quarter of 2026 after the market close on Thursday, July 16, 2026. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Friday, July 17, 2026, at 8:30 AM ET.

A live listen-only webcast of the conference call will be available under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com. Participants can access the link under the “About Us” tab and clicking on “Investor Relations” then “Investor Conference Calls.” The live webcast will open approximately 30 minutes prior to the start of the call.

To participate in the Q&A portion of the call, dial 844-802-2440 (for domestic callers) or 412-317-5133 (for international callers). Pre-registration can be accessed at https://dpregister.com/sreg/10210232/1045fa3ff88. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call.

Presentation slides and the earnings release will also be available under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com.

Following the call, a replay of the conference call will be available via the webcast link under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of $51 billion and more than 355 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management and advisory services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773

hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
				% Variance
				2Q26	2Q26	For the Six Months Ended June 30,		%
	2Q26	1Q26	2Q25	1Q26	2Q25	2026	2025	Var.
Interest Income
Loans and leases, including fees	$493,541	$485,913	$500,767	1.6	(1.4)	$979,454	$981,341	(0.2)
Securities:
Taxable	63,808	61,140	57,168	4.4	11.6	124,948	112,018	11.5
Tax-exempt	6,685	6,903	6,918	(3.2)	(3.4)	13,588	13,858	(1.9)
Other	13,979	15,325	17,788	(8.8)	(21.4)	29,304	34,861	(15.9)
Total Interest Income	578,013	569,281	582,641	1.5	(0.8)	1,147,294	1,142,078	0.5
Interest Expense
Deposits	169,114	168,681	181,190	0.3	(6.7)	337,795	367,018	(8.0)
Short-term borrowings	19,522	17,934	20,132	8.9	(3.0)	37,456	34,235	9.4
Long-term borrowings	23,654	23,388	34,123	1.1	(30.7)	47,042	69,784	(32.6)
Total Interest Expense	212,290	210,003	235,445	1.1	(9.8)	422,293	471,037	(10.3)
Net Interest Income	365,723	359,278	347,196	1.8	5.3	725,001	671,041	8.0
Provision for credit losses	21,361	18,462	25,601	15.7	(16.6)	39,823	43,090	(7.6)
Net Interest Income After Provision for Credit Losses	344,362	340,816	321,595	1.0	7.1	685,178	627,951	9.1
Non-Interest Income
Service charges	23,749	22,770	22,930	4.3	3.6	46,519	45,285	2.7
Interchange and card transaction fees	13,303	12,487	13,254	6.5	0.4	25,790	25,624	0.6
Trust services	12,574	12,831	11,591	(2.0)	8.5	25,405	23,991	5.9
Insurance commissions and fees	5,410	6,224	5,108	(13.1)	5.9	11,634	10,901	6.7
Securities commissions and fees	9,503	8,982	8,882	5.8	7.0	18,485	17,702	4.4
Capital markets income	8,014	6,801	6,897	17.8	16.2	14,815	12,220	21.2
Mortgage banking operations	5,319	6,345	6,306	(16.2)	(15.7)	11,664	13,299	(12.3)
Dividends on non-marketable equity securities	6,733	6,245	6,168	7.8	9.2	12,978	11,728	10.7
Bank owned life insurance	5,331	4,110	3,838	29.7	38.9	9,441	9,188	2.8
Net securities gains (losses)	27	2	58	n/m	(53.4)	29	58	(50.0)
Other	6,988	4,188	5,983	66.9	16.8	11,176	8,785	27.2
Total Non-Interest Income	96,951	90,985	91,015	6.6	6.5	187,936	178,781	5.1
Non-Interest Expense
Salaries and employee benefits	135,603	135,707	129,842	(0.1)	4.4	271,310	264,977	2.4
Net occupancy	20,755	22,637	19,299	(8.3)	7.5	43,392	39,057	11.1
Equipment	28,962	28,091	27,988	3.1	3.5	57,053	53,873	5.9
Outside services	28,246	26,461	25,317	6.7	11.6	54,707	51,658	5.9
Marketing	3,954	3,601	5,017	9.8	(21.2)	7,555	9,590	(21.2)
FDIC insurance	8,278	7,450	8,922	11.1	(7.2)	15,728	17,405	(9.6)
Bank shares tax	4,442	4,577	3,960	(2.9)	12.2	9,019	8,096	11.4
Other	23,009	29,341	25,880	(21.6)	(11.1)	52,350	48,380	8.2
Total Non-Interest Expense	253,249	257,865	246,225	(1.8)	2.9	511,114	493,036	3.7
Income Before Income Taxes	188,064	173,936	166,385	8.1	13.0	362,000	313,696	15.4
Income tax expense (benefit)	39,343	36,890	35,715	6.6	10.2	76,233	66,511	14.6
Net Income	$148,721	$137,046	$130,670	8.5	13.8	$285,767	$247,185	15.6
Earnings per Common Share
Basic	$0.42	$0.38	$0.36	10.5	16.7	$0.80	$0.68	17.6
Diluted	0.42	0.38	0.36	10.5	16.7	0.80	0.68	17.6
Cash Dividends per Common Share	0.13	0.12	0.12	8.3	8.3	0.25	0.24	4.2
n/m - not meaningful

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)
				% Variance
				2Q26	2Q26
	2Q26	1Q26	2Q25	1Q26	2Q25
Assets
Cash and due from banks	$426	$452	$535	(5.8)	(20.4)
Interest-bearing deposits with banks	1,949	2,207	1,892	(11.7)	3.0
Cash and Cash Equivalents	2,375	2,659	2,427	(10.7)	(2.1)
Securities available for sale	3,758	3,775	3,580	(0.5)	5.0
Securities held to maturity	4,251	4,183	4,115	1.6	3.3
Loans held for sale	290	321	296	(9.7)	(2.0)
Loans and leases, net of unearned income	35,769	35,112	34,679	1.9	3.1
Allowance for credit losses on loans and leases	(447)	(443)	(432)	0.9	3.5
Net Loans and Leases	35,322	34,669	34,247	1.9	3.1
Premises and equipment, net	564	566	557	(0.4)	1.3
Goodwill	2,480	2,480	2,480	—	—
Core deposit and other intangible assets, net	30	33	44	(9.1)	(31.8)
Bank owned life insurance	674	671	665	0.4	1.4
Other assets	1,255	1,271	1,314	(1.3)	(4.5)
Total Assets	$50,999	$50,628	$49,725	0.7	2.6
Liabilities
Deposits:
Non-interest-bearing	$10,056	$10,003	$9,872	0.5	1.9
Interest-bearing	28,623	28,898	27,876	(1.0)	2.7
Total Deposits	38,679	38,901	37,748	(0.6)	2.5
Short-term borrowings	2,681	2,157	1,876	24.3	42.9
Long-term borrowings	2,002	2,001	2,692	—	(25.6)
Other liabilities	798	768	885	3.9	(9.8)
Total Liabilities	44,160	43,827	43,201	0.8	2.2
Shareholders' Equity
Common stock	4	4	4	—	—
Additional paid-in capital	4,691	4,698	4,691	(0.1)	—
Retained earnings	2,539	2,437	2,112	4.2	20.2
Accumulated other comprehensive loss	(103)	(86)	(92)	19.8	12.0
Treasury stock	(292)	(252)	(191)	15.9	52.9
Total Shareholders' Equity	6,839	6,801	6,524	0.6	4.8
Total Liabilities and Shareholders' Equity	$50,999	$50,628	$49,725	0.7	2.6

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)
	2Q26			1Q26			2Q25
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,611,087	$13,979	3.48%	$1,748,445	$15,325	3.55%	$1,723,351	$17,788	4.14%
Taxable investment securities (1)	7,011,619	63,611	3.63	6,876,738	60,936	3.55	6,587,352	56,955	3.46
Tax-exempt investment securities (1) (2)	958,948	8,460	3.53	991,913	8,735	3.52	1,004,672	8,737	3.48
Loans held for sale	327,705	5,974	7.29	437,086	7,572	6.93	225,509	4,156	7.37
Loans and leases (2) (3)	35,501,370	489,113	5.52	34,900,157	479,857	5.56	34,502,493	498,078	5.79
Total Interest Earning Assets (2)	45,410,729	581,137	5.13	44,954,339	572,425	5.14	44,043,377	585,714	5.33
Cash and due from banks	377,777			373,240			395,418
Allowance for credit losses	(452,987)			(446,932)			(437,130)
Premises and equipment	567,661			567,938			555,889
Other assets	4,490,908			4,505,350			4,548,082
Total Assets	$50,394,088			$49,953,935			$49,105,636
Liabilities
Deposits:
Interest-bearing demand	$6,617,287	18,393	1.11	$6,541,455	18,173	1.13	$6,076,305	16,373	1.08
Money market	11,691,192	84,878	2.91	11,700,669	85,030	2.95	10,963,843	92,276	3.38
Savings	3,096,095	6,421	0.83	3,102,399	6,787	0.89	3,030,706	6,831	0.90
Certificates and other time	7,312,462	59,422	3.26	7,193,173	58,690	3.31	7,241,453	65,710	3.64
Total interest-bearing deposits	28,717,036	169,114	2.36	28,537,696	168,680	2.40	27,312,307	181,190	2.66
Short-term borrowings	2,106,129	19,522	3.71	1,978,660	17,934	3.67	1,876,526	20,132	4.29
Long-term borrowings	2,001,579	23,654	4.74	1,984,936	23,388	4.78	2,741,561	34,123	4.99
Total Interest-Bearing Liabilities	32,824,744	212,290	2.59	32,501,292	210,002	2.62	31,930,394	235,445	2.96
Non-interest-bearing demand deposits	9,942,298			9,828,293			9,812,486
Total Deposits and Borrowings	42,767,042		1.99	42,329,585		2.01	41,742,880		2.26
Other liabilities	806,700			816,738			883,637
Total Liabilities	43,573,742			43,146,323			42,626,517
Shareholders' Equity	6,820,346			6,807,612			6,479,119
Total Liabilities and Shareholders' Equity	$50,394,088			$49,953,935			$49,105,636
Net Interest Earning Assets	$12,585,985			$12,453,047			$12,112,983
Net Interest Income (FTE) (2)		368,847			362,423			350,269
Tax Equivalent Adjustment		(3,124)			(3,145)			(3,073)
Net Interest Income		$365,723			$359,278			$347,196
Net Interest Spread			2.54%			2.52%			2.37%
Net Interest Margin (2)			3.25%			3.25%			3.19%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)
	Six Months Ended June 30,
	2026			2025
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,679,386	$29,304	3.52%	$1,732,129	$34,861	4.06%
Taxable investment securities (1)	6,944,551	124,547	3.59	6,512,930	111,590	3.43
Tax-exempt investment securities (1) (2)	975,340	17,195	3.52	1,007,379	17,501	3.47
Loans held for sale	382,093	13,546	7.09	214,605	8,040	7.49
Loans and leases (2) (3)	35,202,425	968,971	5.54	34,277,885	976,142	5.73
Total Interest Earning Assets (2)	45,183,795	1,153,563	5.13	43,744,928	1,148,134	5.28
Cash and due from banks	375,521			394,636
Allowance for credit losses	(449,976)			(433,039)
Premises and equipment	567,798			547,190
Other assets	4,498,089			4,541,924
Total Assets	$50,175,227			$48,795,639
Liabilities
Deposits:
Interest-bearing demand	$6,579,581	36,567	1.12	$6,187,745	35,199	1.15
Money market	11,695,904	169,908	2.93	10,809,047	182,300	3.40
Savings	3,099,230	13,208	0.86	3,087,255	14,941	0.98
Certificates and other time	7,253,147	118,112	3.28	7,232,714	134,578	3.75
Total interest-bearing deposits	28,627,862	337,795	2.38	27,316,761	367,018	2.71
Short-term borrowings	2,042,746	37,456	3.69	1,626,785	34,235	4.23
Long-term borrowings	1,993,303	47,042	4.76	2,784,543	69,784	5.05
Total Interest-Bearing Liabilities	32,663,911	422,293	2.61	31,728,089	471,037	2.99
Non-interest-bearing demand deposits	9,885,610			9,730,677
Total Deposits and Borrowings	42,549,521		2.00	41,458,766		2.29
Other liabilities	811,692			910,946
Total Liabilities	43,361,213			42,369,712
Shareholders' Equity	6,814,014			6,425,927
Total Liabilities and Shareholders' Equity	$50,175,227			$48,795,639
Net Interest Earning Assets	$12,519,884			$12,016,839
Net Interest Income (FTE) (2)		731,270			677,097
Tax Equivalent Adjustment		(6,269)			(6,056)
Net Interest Income		$725,001			$671,041
Net Interest Spread			2.52%			2.29%
Net Interest Margin (2)			3.25%			3.11%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q26	1Q26	2Q25	2026	2025
Performance Ratios
Return on average equity	8.75%	8.16%	8.09%	8.46%	7.76%
Return on average tangible common equity (1)	14.07	13.20	13.57	13.64	13.11
Return on average assets	1.18	1.11	1.07	1.15	1.02
Return on average tangible assets (1)	1.27	1.19	1.15	1.23	1.10
Net interest margin (FTE) (2)	3.25	3.25	3.19	3.25	3.11
Yield on earning assets (FTE) (2)	5.13	5.14	5.33	5.13	5.28
Cost of interest-bearing deposits	2.36	2.40	2.66	2.38	2.71
Cost of interest-bearing liabilities	2.59	2.62	2.96	2.61	2.99
Cost of funds	1.99	2.01	2.26	2.00	2.29
Efficiency ratio (1)	53.68	56.08	54.83	54.86	56.61
Effective tax rate	20.92	21.21	21.47	21.06	21.20
Capital Ratios
Equity / assets	13.41	13.43	13.12
Common equity tier 1 (3)	11.4	11.4	10.8
Leverage	9.25	9.22	8.78
Tangible common equity / tangible assets (1)	8.93	8.91	8.47
Common Stock Data
Average diluted common shares outstanding	357,413,941	360,234,607	362,258,964	358,819,030	362,663,795
Period end common shares outstanding	353,560,084	355,670,905	359,123,010
Book value per common share	$19.34	$19.12	$18.17
Tangible book value per common share (1)	12.24	12.06	11.14
Dividend payout ratio (common)	31.23%	31.71%	33.34%	31.46%	35.42%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)	June 30, 2026 Common Equity Tier 1 Capital ratio is an estimate.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				2Q26	2Q26
	2Q26	1Q26	2Q25	1Q26	2Q25
Balances at period end
Loans and Leases:
Commercial real estate (1)	$12,035	$12,164	$12,686	(1.1)	(5.1)
Commercial and industrial	8,194	8,032	7,556	2.0	8.4
Commercial leases	802	778	774	3.1	3.6
Other	140	87	182	60.9	(23.1)
Commercial loans and leases	21,171	21,061	21,198	0.5	(0.1)
Direct installment	2,654	2,655	2,671	—	(0.6)
Residential mortgages	9,471	9,038	8,595	4.8	10.2
Indirect installment	852	805	780	5.8	9.2
Consumer LOC	1,621	1,553	1,435	4.4	13.0
Consumer loans	14,598	14,051	13,481	3.9	8.3
Total loans and leases	$35,769	$35,112	$34,679	1.9	3.1
Note: Loans held for sale were $290, $321 and $296 at 2Q26, 1Q26, and 2Q25, respectively.
(1) Commercial real estate is made up of 68% non-owner occupied and 32% owner-occupied at June 30, 2026.
				% Variance
Average balances				2Q26	2Q26	For the Six Months Ended June 30,		%
Loans and Leases:	2Q26	1Q26	2Q25	1Q26	2Q25	2026	2025	Var.
Commercial real estate	$12,099	$12,202	$12,767	(0.8)	(5.2)	$12,152	$12,749	(4.7)
Commercial and industrial	8,192	7,855	7,592	4.3	7.9	8,022	7,578	5.9
Commercial leases	797	787	776	1.2	2.7	792	771	2.7
Other	140	144	159	(3.1)	(12.0)	142	154	(7.5)
Commercial loans and leases	21,227	20,988	21,294	1.1	(0.3)	21,108	21,251	(0.7)
Direct installment	2,649	2,667	2,667	(0.7)	(0.7)	2,658	2,665	(0.3)
Residential mortgages	9,210	8,921	8,352	3.2	10.3	9,066	8,200	10.6
Indirect installment	823	788	780	4.6	5.5	806	770	4.6
Consumer LOC	1,592	1,536	1,410	3.6	12.9	1,564	1,391	12.4
Consumer loans	14,274	13,912	13,209	2.6	8.1	14,094	13,027	8.2
Total loans and leases	$35,501	$34,900	$34,502	1.7	2.9	$35,202	$34,278	2.7

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				2Q26	2Q26
Asset Quality Data	2Q26	1Q26	2Q25	1Q26	2Q25
Non-Performing Assets
Non-performing loans	$110	$118	$117	(6.8)	(6.0)
Other real estate owned (OREO)	2	3	2	(33.3)	—
Non-performing assets	$112	$121	$119	(7.4)	(5.9)
Non-performing loans / total loans and leases	0.31%	0.33%	0.34%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.46	0.49	0.38
Non-performing loans plus OREO / total loans and leases plus OREO	0.31	0.34	0.34
Delinquency
Loans 30-89 days past due	$92	$93	$86	(1.1)	7.0
Loans 90+ days past due	51	50	13	2.0	292.3
Non-accrual loans	110	118	117	(6.8)	(6.0)
Past due and non-accrual loans	$253	$261	$216	(3.1)	17.1
Past due and non-accrual loans / total loans and leases	0.71%	0.74%	0.62%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
				% Variance
(Unaudited)				2Q26	2Q26	For the Six Months Ended June 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	2Q26	1Q26	2Q25	1Q26	2Q25	2026	2025	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$443.0	$439.5	$428.9	0.8	3.3	$439.5	$422.8	4.0
Provision for credit losses	21.3	19.4	25.0	10.1	(14.7)	40.6	43.6	(6.7)
Net loan (charge-offs) / recoveries	(17.0)	(15.9)	(21.8)	7.2	(22.0)	(32.8)	(34.3)	(4.3)
Allowance for credit losses on loans and leases	$447.3	$443.0	$432.1	1.0	3.5	$447.3	$432.1	3.5
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$19.2	$20.1	$20.3	(4.6)	(5.3)	$20.1	$21.4	(5.9)
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	(0.1)	(0.9)	0.7	91.2	(111.8)	(1.0)	(0.4)	(135.0)
Allowance for unfunded loan commitments	$19.1	$19.2	$21.0	(0.4)	(8.9)	$19.1	$21.0	(8.9)
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$466.4	$462.2	$453.0	0.9	3.0	$466.4	$453.0	3.0
Allowance for credit losses on loans and leases / total loans and leases	1.25%	1.26%	1.25%
Allowance for credit losses on loans and leases / total non-performing loans	404.3	376.8	370.7
Net loan charge-offs (annualized) / total average loans and leases	0.19	0.18	0.25			0.19%	0.20%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				For the Six Months Ended June 30,
	2Q26	1Q26	2Q25	2026	2025
Return on average tangible common equity
(dollars in thousands)
Net income available to common shareholders (annualized)	$596,518	$555,798	$524,116	$576,271	$498,467
Amortization of intangibles, net of tax (annualized)	9,761	10,733	12,607	10,245	12,614
Tangible net income available to common shareholders (annualized) (non-GAAP)	$606,279	$566,531	$536,723	$586,516	$511,081

Average total shareholders' equity	$6,820,346	$6,807,612	$6,479,119	$6,814,014	$6,425,927
Less: Average intangible assets (1)	(2,511,122)	(2,514,310)	(2,525,338)	(2,512,707)	(2,526,481)
Average tangible common equity (non-GAAP)	$4,309,224	$4,293,302	$3,953,781	$4,301,307	$3,899,446

Return on average tangible common equity (non-GAAP)	14.07%	13.20%	13.57%	13.64%	13.11%

Return on average tangible assets
(dollars in thousands)
Net income (annualized)	$596,518	$555,798	$524,116	$576,271	$498,467
Amortization of intangibles, net of tax (annualized)	9,761	10,733	12,607	10,245	12,614
Tangible net income (annualized) (non-GAAP)	$606,279	$566,531	$536,723	$586,516	$511,081

Average total assets	$50,394,088	$49,953,935	$49,105,636	$50,175,227	$48,795,639
Less: Average intangible assets (1)	(2,511,122)	(2,514,310)	(2,525,338)	(2,512,707)	(2,526,481)
Average tangible assets (non-GAAP)	$47,882,966	$47,439,625	$46,580,298	$47,662,520	$46,269,158

Return on average tangible assets (non-GAAP)	1.27%	1.19%	1.15%	1.23%	1.10%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	2Q26	1Q26	2Q25
Tangible book value per common share
(dollars in thousands, except per share data)
Total shareholders' equity	$6,838,456	$6,800,671	$6,523,791
Less: Intangible assets (1)	(2,509,651)	(2,512,732)	(2,524,005)
Tangible common equity (non-GAAP)	$4,328,805	$4,287,939	$3,999,786

Common shares outstanding	353,560,084	355,670,905	359,123,010

Tangible book value per common share (non-GAAP)	$12.24	$12.06	$11.14

Tangible common equity to tangible assets
(dollars in thousands)
Total shareholders' equity	$6,838,456	$6,800,671	$6,523,791
Less: Intangible assets (1)	(2,509,651)	(2,512,732)	(2,524,005)
Tangible common equity (non-GAAP)	$4,328,805	$4,287,939	$3,999,786

Total assets	$50,998,603	$50,628,037	$49,724,837
Less: Intangible assets (1)	(2,509,651)	(2,512,732)	(2,524,005)
Tangible assets (non-GAAP)	$48,488,952	$48,115,305	$47,200,832

Tangible common equity to tangible assets (non-GAAP)	8.93%	8.91%	8.47%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q26	1Q26	2Q25	2026	2025
Pre-provision net revenue
(in thousands)
Net interest income	$365,723	$359,278	$347,196	$725,001	$671,041
Non-interest income	96,951	90,985	91,015	187,936	178,781
Less: Non-interest expense	(253,249)	(257,865)	(246,225)	(511,114)	(493,036)
Pre-provision net revenue (reported) (non-GAAP)	$209,425	$192,398	$191,986	$401,823	$356,786
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$840,000	$780,281	$770,055	$810,305	$719,485

Efficiency ratio (FTE)
(dollars in thousands)
Total non-interest expense	$253,249	$257,865	$246,225	$511,114	$493,036
Less: Amortization of intangibles	(3,081)	(3,350)	(3,979)	(6,431)	(7,918)
Less: OREO expense	(147)	(236)	(316)	(383)	(631)
Adjusted non-interest expense	$250,021	$254,279	$241,930	$504,300	$484,487

Net interest income	$365,723	$359,278	$347,196	$725,001	$671,041
Taxable equivalent adjustment	3,124	3,145	3,073	6,269	6,056
Non-interest income	96,951	90,985	91,015	187,936	178,781
Less: Net securities losses (gains)	(27)	(2)	(58)	(29)	(58)
Adjusted net interest income (FTE) + non-interest income	$465,771	$453,406	$441,226	$919,177	$855,820

Efficiency ratio (FTE) (non-GAAP)	53.68%	56.08%	54.83%	54.86%	56.61%